            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated July 21, 2010 on the financial statements and financial highlights of the Columbia U.S. Government Mortgage Fund (formerly RiverSource U.S. Government Mortgage Fund) of the RiverSource Government Income Series, Inc. included in the annual report for the fiscal year ended May 31, 2010 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 49 to the Registration Statement (Form N-1A, No. 2-96512) of the RiverSource Government Income Series, Inc. as filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010